Exhibit 99.2

Regency Centers Announces Pricing of 3,000,000 6.00% Series 7 Cumulative Redeemable Preferred Shares

Jacksonville, Fla. (August 14, 2012) -- Regency Centers Corporation (NYSE: REG; “Regency” or “The Company”) announced today the pricing of an underwritten public offering of 3,000,000 shares of newly issued 6.00% Series 7 Cumulative Redeemable Preferred Shares (“Series 7 Stock”) at a price of $25 per share, resulting in gross proceeds of $75.0 million. The Company estimates that the net proceeds, after deducting the underwriting discount and before other estimated offering expenses, will be approximately $72.6 million. The offering is expected to settle on or about August 23, 2012. The Company intends to file an application with the New York Stock Exchange to list the Series 7 Stock under the symbol “REGPrG.”

Regency will use the net proceeds for the redemption of all of the issued and outstanding shares (3,000,000) of the Company's 6.70% Series 5 Cumulative Redeemable Preferred Shares (CUSIP: 758849608; NYSE: REGPrE).

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. RBC Capital Markets, LLC is acting as joint lead manager.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered shares, nor shall there be any sale of such shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This offering of Regency's preferred shares is being made solely by means of a prospectus supplement and accompanying prospectus.

A copy of the prospectus supplement and accompanying prospectus related to the offering will be filed with the Securities and Exchange Commission (“SEC”) and can be obtained, when available, by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk - 3rd floor or by calling 212-834-4533, or Wells Fargo Securities, LLC, Attn: Syndicate Operations, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, by calling toll-free 800-326-5897 or by e-mail at cmclientsupport@wellsfargo.com.

About Regency Centers Corporation

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At June 30, 2012, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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